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                                                                    Exhibit B-18


                           CHAMPPS ENTERTAINMENT, INC.
                     (F/K/A UNIQUE CASUAL RESTAURANTS, INC.)
                      1997 STOCK OPTION AND INCENTIVE PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                           (FOR INDEPENDENT DIRECTORS)


5000                                                            OCTOBER 12, 1999
No. of Shares                                                   Grant Date

        Pursuant to its 1997 Stock Option and Incentive Plan (the "Plan"), Champps Entertainment, Inc. (the "Company") hereby grants to TIMOTHY R. BARAKETT (the "Optionee") an Option to purchase on or prior to OCTOBER 12, 2009 (the "Expiration Date") all or any part of 5000 shares (the "Option Shares") of common stock of the Company, par value $0.01 per share ("Common Stock"), at a price of $4.00 per share in accordance with Section 1 hereof and subject to the terms and conditions set forth hereinafter and in the Plan. This Option shall be governed by the laws of the Commonwealth of Massachusetts. All capitalized terms used herein, but not otherwise defined herein, shall have the same meanings ascribed thereto in the Plan.

     1. Vesting Schedule. This Option shall become fully vested and exercisable upon the first anniversary of the date upon which it was granted.

     2. Manner of Exercise. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Committee of his election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

     Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (a) in cash, by certified or bank check or other instrument acceptable to the Committee; (b) in the form of shares of Common Stock that are not then subject to restrictions under any Company plan and that have been held by the Optionee for at least six (6) months; (c) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or (d) with the consent of the Committee, a combination of (a), (b) and (c) above. Payment instruments will be received subject to collection.

        The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment for the Option Shares, as set forth above and any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Common Stock to be purchased pursuant to the exercise of Options under the


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Plan and any subsequent resale of the shares of Common Stock will be in compliance with applicable laws and regulations.

        Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

     3. Non-transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

     4. Termination as Director. If the Optionee ceases to be a Director of the Company, the period within which to exercise the Option may be subject to earlier termination as set forth below.

                (a) Termination for Cause. If the Optionee ceases to be a Director for Cause (as hereinafter defined), any Option held by the Optionee shall immediately terminate and be of no further force and effect. "Cause" means the occurrence of one or more of the following: (i) Optionee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, (ii) Optionee engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by Optionee involving malfeasance or negligence in the performance of Optionee's duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, which has not been corrected by Optionee within 30 days after written notice from the Company of any such act or omission, or (iv) failure by Optionee to comply in any material respect with any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Optionee within 30 days after written notice from the Company of such failure.

                (b) Other Termination. If the Optionee ceases to be a Director for any reason other than Cause, any Option held by the Optionee may be exercised to the extent exercisable on the date of termination for a period of six months from the date of termination or until the Expiration Date, if earlier.

     5. Rights as a Shareholder. the Optionee shall have no rights as a shareholder with respect to any Common Stock that may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.


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     6. The Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

                                   CHAMPPS ENTERTAINMENT, INC.



                                   By: /s/ William H. Baumhauer
                                      ------------------------------------------
                                   Name: William H. Baumhauer
                                   Title: President and CEO


        Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:

                                   /s/ Timothy R. Barakett
                                   ---------------------------------------------
                                   Timothy R. Barakett

Date:   10/19/99
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